Exhibit 99.1

Unwired Planet Comments on UK High Court Ruling

Second Judgment Rules against Unwired Planet

LOS ALTOS, Calif. – Jan. 29, 2016 – Unwired Planet, Inc. (NASDAQ: UPIP) today announced the UK High Court issued its judgment that patents EP (UK) 2,119,287 and EP (UK) 2,485,514 held by Unwired Planet are invalid for obviousness and will be revoked in the United Kingdom. The judgment comes after the December 2015 trial and concludes the second of five technical trials to be held in the UK.

“We are obviously disappointed with the result but at the same time appreciate that the issues raised were extremely complex both from a legal and technical point of view,” said Unwired Planet CEO Boris Teksler. “Our attorneys are currently studying and digesting the judgment. This setback has not diminished our faith in the European courts which we believe continue to serve as a model to the rest of the world on how to conduct complex patent trials.”

The third trial is scheduled to begin February 1, 2016, and will cover another cellular standard essential patent (SEP). There will be two additional technical trials in May and July 2016, followed by a separate trial scheduled in October 2016 to cover competition and FRAND damages issues.

The claimants in the UK case, Unwired Planet International, Limited and Unwired Planet, LLC, were represented in the case by Gary Moss, Matthew Jones, Jerome Spaargaren and James Seymour of EIP Legal, and by barristers Richard Meade QC, Isabel Jamal and Jaani Riordan of 8 New Square.

About Unwired Planet

Unwired Planet, Inc. (NASDAQ: UPIP) is the inventor of the Mobile Internet and a premier intellectual property company focused exclusively on the mobile industry. The company’s patent portfolio of approximately 2,500 issued and pending US and foreign patents, includes technologies that allow mobile devices to connect to the Internet and enable mobile communications. The portfolio spans 2G, 3G, and 4G technologies, as well as cloud-based mobile applications and services. Unwired Planet’s portfolio includes patents related to key mobile technologies, including baseband mobile communications, mobile browsers, mobile advertising, push notification technology, maps and location based services, mobile application stores, social networking, mobile gaming, and mobile search. Unwired Planet is headquartered in Los Altos, California. References in this release to Unwired Planet may be to Unwired Planet, Inc. or its subsidiaries.

Cautionary Note Regarding Forward Looking Statements

Any statements in this press release with respect to future events or expectations, including statements regarding the performance, responsibilities and results of the Strategic Committee as well as the roles and impact of new directors are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1943 and Section 27A of the Securities Act of 1933. These forward-looking statements are subject to many risks and uncertainties that could cause actual results to differ materially from those projected. Notwithstanding changes that may occur with respect to matters relating to any forward looking statements, Unwired Planet assumes no obligation to update the forward-looking statements included in this press release. For a detailed discussion of these and other factors that may cause these forward looking statements not to come true, please refer to the risk factors discussed in Unwired Planet’s filings with the U.S. Securities and Exchange Commission (“SEC”), including the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015. These documents are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov or from Unwired Planet’s website at www.unwiredplanet.com.

Contact:

Investor Relations

Lauren Sloane, The Blueshirt Group

Lauren@blueshirtgroup.com

Tel: 415-217-2632